Exhibit 99.1

GCP Applied Technologies Inc. Adopts

Stockholder Rights Plan

Plan Does Not Apply to Fully-Financed Offers that Treat All Stockholders Equally

GCP’s Board Continues Recently Announced Evaluation of Strategic Alternatives

CAMBRIDGE, Mass., March 15, 2019 — GCP Applied Technologies Inc. (NYSE: GCP) (“GCP”) announced today that its Board of Directors has adopted a stockholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of GCP common stock.

The adoption of the rights plan is intended to enable all GCP stockholders to realize the full potential value of their investment in GCP and to protect GCP and its stockholders from efforts to obtain control of GCP that are inconsistent with the best interests of GCP and its stockholders. The GCP Board adopted the rights plan in response to a recent rapid and significant accumulation of GCP’s outstanding common stock by 40 North Management (together with its affiliates, “40 North”), GCP’s largest stockholder, and the possibility that 40 North will accumulate a potentially controlling position in GCP without paying a control premium to all stockholders. 40 North has previously received clearance under the Hart-Scott-Rodino Act allowing it to acquire up to almost 50% of GCP’s common stock. On March 14, 2019, 40 North notified GCP, and on March 15, 2019, publicly disclosed that 40 North has acquired approximately seven million additional shares of GCP common stock to bring its total beneficial ownership percentage to 24.6% of GCP’s outstanding common stock.

The rights plan also provides the GCP Board with time to make informed decisions that are in the best interests of GCP and its stockholders and does not deter the GCP Board from considering any offer that is fair and otherwise in the best interests of GCP stockholders. The rights plan provides several recognized stockholder-friendly features, including a one-year term and an exception for fully financed offers that are open for at least 60 business days, are made for all GCP shares and treat all stockholders equally.

Ronald C. Cambre, Chairman of GCP’s Board of Directors, said, “We adopted the rights plan to ensure all stockholders have the ability to realize the value of their investment and have a voice in the future of GCP. The Board believes that it is in the best interests of all GCP stockholders to guard against efforts to obtain control of GCP without paying all stockholders a control premium, especially as the Board continues the process of evaluating strategic alternatives that we announced on February 27, 2019.”

The rights will be exercisable only if a person or group acquires 15% or more of GCP’s outstanding common stock. If a stockholder’s beneficial ownership of GCP’s common stock as of the time of this announcement of the rights plan and associated dividend declaration is at or above 15% (including through entry into certain derivative positions), that stockholder’s existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after this announcement the stockholder increases its ownership percentage by 0.001% or more. Each right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $150.

If a person or group acquires beneficial ownership of 15% or more of GCP’s outstanding common stock (subject to the grandfathering provision described above), each right will entitle its holder (other than such person or members of such group) to purchase for $150, a number of shares of GCP’s common stock having a market value of twice such price. In addition and subject to the grandfathering provision described above, at any time after a person or group acquires beneficial ownership of 15% or more of GCP’s outstanding common stock (unless such person or group acquires 50% or more), GCP’s Board of Directors may exchange one share of GCP’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void). Under the rights plan, the definition of “beneficial ownership” includes derivative securities. The acquiring persons will not be entitled to exercise the rights.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company’s common stock (subject to the grandfathering provision described above), the rights are redeemable for $0.01 per right at the option of the Board of Directors.

The dividend distribution will be made on March 25, 2019, payable to stockholders of record on that date, and is not taxable to stockholders for U.S. federal income tax purposes.

The rights plan is effective immediately and will expire on March 14, 2020.

The rights plan and a summary of its terms will be filed with the Securities and Exchange Commission.

*                *                 *

Advisors

Evercore is serving as GCP’s financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

About GCP Applied Technologies

GCP is a leading global provider of construction products technologies that include additives for cement and concrete, the VERIFI® in-transit concrete management system, high-performance waterproofing products, and specialty systems. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

Cautionary Statements Regarding Forward-Looking Information

This release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on For 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Joseph DeCristofaro

T +1 617.498.2616

investors@gcpat.com

or

Matthew Sherman / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449